Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
July 20, 2016	904-398-9400

LANDSTAR SYSTEM REPORTS SECOND QUARTER REVENUE OF $775 MILLION

AND DILUTED EARNINGS PER SHARE OF $0.76

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported second quarter diluted earnings per share of $0.76 on revenue of $775 million in the 2016 second quarter. Net income was negatively impacted by elevated insurance and claims costs, driven mostly by the severity of claims, in the 2016 second quarter, the highest quarterly insurance and claims cost over the past 6 years. Landstar reported diluted earnings per share of $0.92 on revenue of $868 million in the 2015 second quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $121.0 million in the 2016 second quarter compared to $130.8 million in the 2015 second quarter. Operating margin, representing operating income divided by gross profit, was 43.9 percent in the 2016 second quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2016 second quarter was $718.5 million, or 93 percent of revenue, compared to $809.2 million, or 93 percent of revenue, in the 2015 second quarter. Truckload transportation revenue hauled via van equipment in the 2016 second quarter was $458.0 million compared to $496.9 million in the 2015 second quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2016 second quarter was $242.0 million compared to $291.0 million in the 2015 second quarter. Revenue hauled by rail, air and ocean cargo carriers was $45.1 million, or 6 percent of revenue, in the 2016 second quarter compared to $48.1 million, or 6 percent of revenue, in the 2015 second quarter.

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Trailing twelve-month return on average shareholders’ equity was 29 percent and trailing twelve-month return on invested capital, net income divided by the sum of average equity plus average debt, was 23 percent. Landstar purchased approximately 423,000 shares of its common stock during the first half of 2016 at an aggregate cost of $26.5 million. Currently, there are approximately 1,386,000 shares of the Company’s common stock available for purchase under Landstar’s authorized share purchase program. As of June 25, 2016, the Company had $215 million in cash and short term investments and $214 million available for borrowings under the Company’s senior credit facility.

In addition, Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.09 per share payable on August 26, 2016, to stockholders of record as of the close of business on August 8, 2016. This quarterly dividend includes a 12.5 percent increase to the amount of the Company’s quarterly dividend declared following each of the prior four quarters. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

Commenting on Landstar’s 2016 second quarter, Landstar’s President and CEO Jim Gattoni said, “On April 20th, we provided second quarter revenue guidance of $770 million to $820 million and second quarter diluted earnings per share guidance of $0.80 to $0.85. On June 8th, I updated both our revenue and diluted earnings per share guidance by indicating at a webcast investor conference available to the public that I was more comfortable at the lower end of both the revenue and diluted earnings per share guidance. Revenue of $775 million for the second quarter was in-line with our updated guidance. Diluted earnings per share of $0.76 for the second quarter was below the low end of the updated guidance due to an increase in estimated insurance and claims costs, as a result of a severe accident that occurred at the end of the second quarter.”

Gattoni continued, “Overall, from a revenue standpoint, I believe we executed well considering the sluggish freight environment. During the 2015 second quarter, we hauled over 13,000 truckloads via unsided/platform equipment for a project on behalf of a customer in the automotive sector, generating $27 million of revenue in the 2015

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second quarter. Excluding the loadings related to that project we experienced a slight increase in loads hauled via truck over the 2015 second quarter. However, Landstar’s truckload services continued to experience significant pricing pressure throughout the 2016 second quarter, as industry-wide truck capacity was more readily available as compared to the 2015 second quarter and demand continued to be soft. Although we experienced a somewhat normal seasonal uptick in revenue per load from May to June, the pricing pressure continued in the U.S. spot market, in which the Company operates much of its business. Additionally, the average cost of a gallon of diesel fuel was approximately 20 percent lower during the 2016 second quarter compared to the 2015 second quarter putting additional pressure on pricing, especially as it relates to loads hauled via truck brokerage carriers. As such, revenue per load on loads hauled via truck was 9 percent lower in the 2016 second quarter compared to the 2015 second quarter.”

Gattoni further commented, “The number of loads hauled via truck in the 2016 second quarter decreased 2 percent from the 2015 second quarter, driven by a 9 percent decrease in the number of loads hauled via unsided/platform equipment, entirely due to the 2015 automotive sector project, partially offset by a 1 percent increase in the number of loads hauled via van equipment. Landstar achieved an 11 percent increase in the number of loads hauled via railroads, ocean cargo carriers and air cargo carriers in the 2016 second quarter over the 2015 second quarter. The softer pricing environment and increased insurance and claims expense drove the 2016 second quarter operating margin down to 43.9 percent, from 50.5 percent in the 2015 second quarter.”

Gattoni continued, “Third quarter 2016 over third quarter 2015 revenue comparisons will include the effects of revenue derived from the automotive project previously referenced. The Company’s 2015 third quarter included approximately $35 million in revenue from approximately 20,000 loads hauled via truck related to that project. The project was completed at the end of 2015. Historically, revenue in the Company’s third fiscal quarter has been relatively consistent with revenue generated in the Company’s second fiscal quarter. Revenue per load on loads hauled via truck in the Company’s third quarter has been slightly ahead of the second quarter while the number of loads hauled via truck in the third quarter is typically slightly below the second quarter.

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Through the first few weeks of July, we have experienced the normal seasonal uptick in revenue per load on loads hauled via truck. Also, the number of loads hauled via truck during the first few weeks of July is trending with the historical second quarter to third quarter pattern. As such, I expect 2016 third quarter revenue to be similar to the Company’s 2016 second quarter revenue. Assuming insurance and claims costs in the 2016 third quarter are approximately 3.2 percent of BCO revenue, representing average insurance and claims costs as a percent of BCO revenue over the past 5 years, I would expect diluted earnings per share to be in a range of $0.79 to $0.84 in the 2016 third quarter.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Second Quarter 2016 Earnings Release Conference Call.”

This earnings announcement, as well as an accompanying slide presentation, is available through the Company’s website at http://investor.landstar.com under “Presentations” and on a Form 8-K filed with the Securities and Exchange Commission.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber incidents; dependence on key vendors; changes in fuel taxes;

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status of independent contractors; regulatory and legislative changes; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2015 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2013 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Revenue	$1,486,867	$1,630,763	$775,223	$868,383
Investment income	743	693	363	339

Costs and expenses:
Purchased transportation	1,129,743	1,254,730	589,415	667,577
Commissions to agents	123,931	129,816	64,839	70,032
Other operating costs, net of gains on asset sales/dispositions	13,992	15,670	6,585	7,981
Insurance and claims	30,307	27,108	16,094	12,312
Selling, general and administrative	71,519	74,986	36,905	37,738
Depreciation and amortization	17,093	14,068	8,655	7,049

Total costs and expenses	1,386,585	1,516,378	722,493	802,689
Operating income	101,025	115,078	53,093	66,033

Interest and debt expense	1,777	1,494	888	713

Income before income taxes	99,248	113,584	52,205	65,320
Income taxes	37,750	43,098	19,891	24,849

Net income	$61,498	$70,486	$32,314	$40,471

Earnings per common share	$1.45	$1.59	$0.77	$0.92

Diluted earnings per share	$1.45	$1.59	$0.76	$0.92

Average number of shares outstanding:
Earnings per common share	42,315,000	44,240,000	42,235,000	43,892,000

Diluted earnings per share	42,424,000	44,397,000	42,357,000	44,033,000

Dividends per common share	$0.16	$0.14	$0.08	$0.07

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	June 25, 2016	December 26, 2015
ASSETS
Current assets:
Cash and cash equivalents	$153,370	$114,520
Short-term investments	61,528	48,823
Trade accounts receivable, less allowance of $5,092 and $4,327	402,362	462,699
Other receivables, including advances to independent contractors, less allowance of $4,755 and $4,143	18,584	18,472
Other current assets	20,608	11,604

Total current assets	656,452	656,118

Operating property, less accumulated depreciation and amortization of $187,774 and $182,591	236,177	225,927
Goodwill	31,134	31,134
Other assets	60,994	78,339

Total assets	$984,757	$991,518

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$30,355	$35,609
Accounts payable	191,247	223,709
Current maturities of long-term debt	42,209	42,499
Insurance claims	26,135	19,757
Other current liabilities	44,642	47,963

Total current liabilities	334,588	369,537

Long-term debt, excluding current maturities	76,724	81,793
Insurance claims	23,042	21,477
Deferred income taxes and other non-current liabilities	53,148	52,474

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,504,785 and 67,391,616 shares	675	674
Additional paid-in capital	197,503	195,841
Retained earnings	1,444,691	1,389,975
Cost of 25,397,002 and 24,972,079 shares of common stock in treasury	(1,143,360)	(1,116,765)
Accumulated other comprehensive loss	(2,254)	(3,488)

Total shareholders’ equity	497,255	466,237

Total liabilities and shareholders’ equity	$984,757	$991,518

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$886,195	$946,598	$458,002	$496,910
Unsided/platform equipment	451,430	530,515	242,008	291,032
Less-than-truckload	35,927	40,956	18,450	21,258

Total truck transportation	1,373,552	1,518,069	718,460	809,200
Rail intermodal	52,337	49,522	26,229	26,341
Ocean and air cargo carriers	37,710	41,410	18,902	21,778
Other (1)	23,268	21,762	11,632	11,064

	$1,486,867	$1,630,763	$775,223	$868,383

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$707,652	$752,030	$373,374	$401,705

Number of loads:
Truck transportation
Truckload:
Van equipment	556,119	544,714	287,079	285,762
Unsided/platform equipment	219,034	229,452	116,292	127,286
Less-than-truckload	55,727	54,904	28,829	28,912

Total truck transportation	830,880	829,070	432,200	441,960
Rail intermodal	24,180	20,680	12,150	11,200
Ocean and air cargo carriers	9,780	8,620	5,220	4,490

	864,840	858,370	449,570	457,650

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	414,660	406,230	216,990	214,930

Revenue per load:
Truck transportation
Truckload:
Van equipment	$1,594	$1,738	$1,595	$1,739
Unsided/platform equipment	2,061	2,312	2,081	2,286
Less-than-truckload	645	746	640	735
Total truck transportation	1,653	1,831	1,662	1,831
Rail intermodal	2,164	2,395	2,159	2,352
Ocean and air cargo carriers	3,856	4,804	3,621	4,850
Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,707	$1,851	$1,721	$1,869

Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	48%	46%	48%	46%
Truck Brokerage Carriers	45%	47%	45%	47%
Rail intermodal	4%	3%	3%	3%
Ocean and air cargo carriers	3%	3%	2%	3%
Other	2%	1%	2%	1%

			June 25, 2016	June 27, 2015
Truck Capacity Providers
BCO Independent Contractors (2)			8,856	8,726

Truck Brokerage Carriers:
Approved and active (3)			30,137	28,387
Other approved			15,594	13,126

			45,731	41,513

Total available truck capacity providers			54,587	50,239

Trucks provided by BCO Independent Contractors (2)			9,462	9,308

(1)	Includes primarily premium revenue generated by the insurance segment.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who have moved at least one load in the 180 days immediately preceeding the fiscal quarter end.